UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: February 16, 2010
(Date of earliest event reported)
GSI COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16611 (Commission File No.)	04-2958132 (IRS Employer Identification No.)
935 First Avenue, King of Prussia, PA 19406
(Address of principal executive offices and zip code)
(610) 491-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
     Pursuant to the terms of a registration rights agreement, GSI Commerce, Inc. (“GSI”) filed a prospectus supplement to permit QK Holdings, Inc. (“QK”) to resell its shares of GSI common stock in an underwritten public offering (the “Selling Stockholder Offering”). In connection with the Selling Stockholder Offering, GSI and QK entered into a Purchase Agreement, dated February 16, 2010, with Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “underwriter”). Pursuant to the purchase agreement, QK agreed to sell 9,248,968 shares of GSI common stock in the Selling Stockholder Offering. Upon completion of the Selling Stockholder Offering, QK will no longer own any shares of GSI’s common stock. Closing of the Selling Stockholder Offering is expected to occur on or about February 22, 2010. GSI will not receive any of the proceeds from the Selling Stockholder Offering. Pursuant to the purchase agreement, GSI and QK agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities. The foregoing summary of the purchase agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the purchase agreement which is filed as an exhibit hereto, and is incorporated herein by reference.
     Under agreements with GSI, QK has certain registration rights, pre-emptive rights, the right to designate one director for election to GSI’s board of directors and veto rights, all as more fully described in the prospectus supplement dated February 16, 2010 and the accompanying base prospectus dated November 18, 2009. These rights will terminate as a result of the sale of GSI common stock in the Selling Stockholder Offering. John A. Hunter, a member of GSI’s board of directors, is QK’s designee to GSI’s board. GSI believes that Mr. Hunter will continue to serve as a director of GSI after the Selling Stockholder Offering.
     QK is a wholly owned subsidiary of QVC, Inc. (“QVC”) which, in turn, is an indirect wholly owned subsidiary of Liberty Media Corporation. In 2007, GSI entered into an E-Commerce Distribution Agreement with QVC. Under the agreement with QVC, GSI provides procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. The terms of these sales are comparable to those with other similar clients. In 2007, GSI entered into an agreement with QVC, pursuant to which GSI makes NFL licensed merchandise available to QVC for QVC to sell both on its Web site and on live direct response television programs. GSI is the exclusive provider of NFL licensed merchandise to QVC, subject to limited exceptions, and the GSI fulfillment network fulfills product orders received from QVC’s Web site and the QVC live direct response programs.
     Merrill Lynch, Pierce, Fenner & Smith Incorporated and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with GSI or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of the underwriter, is the syndication agent and a lender under GSI’s secured $90 million revolving credit facility. As of February 11, 2010, no borrowings were outstanding under this facility.
     QK has advised GSI that an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender under credit agreements with an affiliate of QK with respect to which the lender receives customary fees and expenses.
     In connection with the Selling Stockholder Offering described in the prospectus supplement dated February 16, 2010 to GSI’s Registration Statement No. 333-163167, the documents described in Item 9.01(d) below are being filed herewith.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
1.1	Purchase Agreement, dated February 16, 2010, between GSI Commerce, Inc., QK Holdings, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
5.1	Opinion of Blank Rome LLP.
23.1	Consent of Blank Rome LLP (included in Exhibit 5.1).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.
By:	/s/ Michael R. Conn
Michael R. Conn
Executive Vice President, Finance and Chief Financial Officer

Dated: February 19, 2010

EXHIBIT INDEX

Exhibit No.	Description
1.1	Purchase Agreement, dated February 16, 2010, between GSI Commerce, Inc., QK Holdings, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
5.1	Opinion of Blank Rome LLP.
23.1	Consent of Blank Rome LLP (included in Exhibit 5.1).